Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-286262 and Form S-3 Nos. 333-291394, 333-289424, 333-288509 of our report dated March 31, 2025, with respect to the consolidated financial statements of Rani Therapeutics Holdings Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

San Francisco, CA

March 26, 2026